Filed Pursuant to Rule 433

Registration No. 333-105423

Final Term Sheet

August 23, 2006

NORTHERN TRUST CORPORATION

$250,000,000 5.30% Notes due 2011

■ Issuer	■ Northern Trust Corporation
■ Note Type	■ Senior
■ Ratings (Moody’s/S&P/Fitch)	■ A1/AA-/AA-
■ Principal Amount	■ $250,000,000
■ Pricing Date	■ August 23, 2006
■ Settlement Date	■ August 28, 2006 (T+3)
■ Maturity Date	■ August 29, 2011
■ Coupon	■ 5.300%
■ Re-offer Yield	■ 5.335%
■ Re-offer Price	■ 99.85%
■ Market/ Re-offer Spread	■ T + 56 bps
■ Pricing Benchmark	■ 4.875% UST due 7/11
■ Benchmark Yield	■ 4.775%
■ Proceeds to Company	■ $248,750,000
■ Interest Payment Dates	■ Semi-annually on the 28th of August and February
■ First Coupon Date	■ February 28, 2007
■ Call Provisions	■ Non-callable
■ Day Count Basis	■ 30/360
■ Minimum Denominations	■ US$1,000 and integral multiples of US$1,000 in excess of such amount
■ Bookrunner	■ Merrill Lynch & Co.
■ Co-Managers	■ JPMorgan ■ UBS Investment Bank
■ CUSIP	■ 665859 AG 9
■ ISIN	■ US665859AG95

Northern Trust Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that Northern Trust has filed with the SEC for more complete information about Northern Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Northern Trust, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and this term sheet if you request it by calling toll-free 1-866-500-5408.